As filed with the Securities and Exchange Commission on April 6, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

Capstone Turbine Corporation

(Exact name of registrant as specified in its charter)

Delaware	95-4180883
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

21211 Nordhoff Street
Chatsworth, California	91311
(Address of Principal Executive Offices)	(Zip Code)

CAPSTONE TURBINE CORPORATION INDUCEMENT AWARDS

 (Full title of the plan)

Edward I. Reich

Executive Vice President, Chief Financial Officer and Secretary

Capstone Turbine Corporation

21211 Nordhoff Street

Chatsworth, California 91311

(818) 734-5300

(Name, address and telephone number, including area code, of agent for service)

with copies to:

J. Chase Cole, Esq.

Waller Lansden Dortch & Davis, LLP

511 Union Street, Suite 2700

Nashville, Tennessee 37219

(615) 244-6380

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Capstone Turbine Corporation Inducement Awards, Common Stock $0.001 par value (4)	250,000 shares	$1.02	$255,000.00	$29.23

(1)                                  The shares registered hereunder include 250,000 shares of common stock of Capstone Turbine Corporation (“Capstone”) issuable upon exercise of options or vesting of restricted stock units granted or to be granted as inducement awards. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) also covers an indeterminate number of additional shares of Capstone’s common stock that may be issued in accordance with the provisions of the inducement awards by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)                                  The proposed maximum offering price per share is based upon the average of the high and low trading prices per share of Capstone’s common stock reported on April 2, 2012, as reported by the Nasdaq Global Market, pursuant to Rule 457(h) of the Securities Act.

(3)                                  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act.

(4)                                   Includes rights to purchase shares of Capstone’s preferred stock (the “Rights”) which are issuable pursuant to Capstone’s stockholder rights plan. Until the occurrence of certain prescribed events, the Rights are not exercisable and will be transferable along with and only with the common stock.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.  Registrant Information and Employee Plan Annual Information.

Capstone will provide participants, upon written or oral request and without charge, a copy of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are incorporated by reference in the Section 10(a) prospectus, and all documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act. Requests for such documents should be directed to Capstone Turbine Corporation, 21211 Nordhoff Street, Chatsworth, California 91311, Attention: Secretary, telephone number: (818) 734-5300.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

Capstone hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)                                  Capstone’s Annual Report on Form 10-K for the fiscal year ended March 31, 2011, filed with the Commission on June 14, 2011;

(b)                                 Capstone’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2011, September 30, 2011, and December 31, 2011 filed with the Commission on August 9, 2011, November 9, 2011, and February 9, 2012, respectively;

(c)                                  Capstone’s Current Reports on Form 8-K, filed with the Commission on September 1, 2011, October 3, 2011, November 22, 2011, January 10, 2012, and February 29, 2012; and

(d)                                 The description of Capstone’s common stock contained in Capstone’s Registration Statement on Form 8-A, filed with the Commission on June 22, 2000, including any subsequent amendment or report filed for the purpose of amending such description, and the description of Capstone’s Preferred Stock purchase rights contained in Capstone’s Registration Statement on Form 8-A, filed with the Commission on July 8, 2005, including any subsequent amendment or report filed for the purpose of amending such description.

All documents subsequently filed by Capstone pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein and to be a part hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not Applicable.

Item 6.  Indemnification of Directors and Officers.

Section 102(b)(7) of the General Corporation Law of the State of Delaware (“DGCL”) provides that a corporation may eliminate or limit the personal liability of directors to a corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit. Under Section 145 of the DGCL, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or other such court shall deem proper. To the extent that such person has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. The indemnification and advancement of expenses provided for or granted pursuant to Section 145 is not exclusive of any other rights of indemnification or advancement of expenses to which those seeking indemnification or advancement of expenses may be entitled, and a corporation may purchase and maintain insurance against liabilities asserted against any former or current director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not the power to indemnify is provided by the statute.

Capstone has adopted provisions in its second amended and restated certificate of incorporation and amended and restated bylaws which require it, to the fullest extent permitted by the DGCL, to indemnify all of its directors and officers against any liability and to advance indemnification expenses on behalf of all of its directors and officers.  In addition, Capstone’s amended and restated bylaws provide that it may, at the discretion of the board of directors, indemnify any person who is party to any threatened, pending or completed action, suit or proceeding or threatened to be made such a party by reason of the fact that such person is or was an employee or agent of Capstone or is or was serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.  To the full extent permitted by law, the indemnification provided under the amended and restated bylaws shall include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, and, in the manner provided by law, any such expenses may be paid by Capstone in advance of the final disposition of such action, suit or proceeding.  The indemnification provided under the amended and restated bylaws shall not be deemed to limit Capstone’s right to indemnify any other person for any such expenses to the full extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from Capstone may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

The second amended and restated certificate of incorporation and amended and restated bylaws also empower Capstone, to the fullest extent permitted by the DGCL, to purchase and maintain insurance on behalf of any director or officer, or such other person as may be permitted by statute or Capstone’s amended and restated bylaws, against any liability which may be asserted against any director, officer or such other person.

Capstone has also entered into indemnity agreements (the “Indemnity Agreements”) with each Capstone director, including directors who are also officers and employees of Capstone, and certain senior officers of Capstone. The Indemnity Agreements provide that Capstone will pay any expenses, as defined within such Indemnity Agreements, which an indemnitee is or becomes legally obligated to pay in connection with any proceeding, including any threatened, pending or completed claim, action, suit or proceeding, whether brought by or in the right of Capstone or otherwise and whether of a civil, criminal, administrative or investigative nature, in which the indemnitee may be or may have been involved as a party or otherwise, by reason of the fact that the indemnitee is or was, or has agreed to become, a director or officer of Capstone, by reason of any actual or alleged error or misstatement or misleading statement made or suffered by the indemnitee, by reason of any action taken by him or of any inaction on his part while acting as such director or officer, or by reason of the fact that he was serving at the request of Capstone as a director, trustee, officer, employee or agent of Capstone or another corporation, partnership, joint venture, trust or other enterprise, including, without limitation, all liability arising out of the negligence or active or passive wrongdoing of the indemnitee; provided, that in each such case the indemnitee acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of Capstone, and, in the case of a criminal proceeding, in addition had no reasonable cause to believe that his conduct was unlawful.

The payments to be made under the Indemnity Agreements include, but are not limited to, damages, judgments, fines, penalties, settlements and costs, attorneys’ fees and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under the Indemnity Agreement, except Capstone is not liable to make any payment under the Indemnity Agreements in connection with any claim made against an indemnitee (a) to the extent that payment is actually made to the indemnitee under a valid, enforceable and collectible insurance policy, (b) to the extent that the indemnitee is indemnified and actually paid otherwise than pursuant to the Indemnity Agreement, (c) for a disgorgement of profits made from the purchase and sale by the indemnitee of securities pursuant to Section 16(b) of the Exchange Act and amendments thereto or similar provisions of any state statutory law or common law, or (d) for any judgment, fine or penalty which the Company is prohibited by applicable law from paying as indemnity.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Number	Exhibit
4.1	Specimen Stock Certificate (a)
4.2	Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock (b)
4.3	Certificate of Amendment of Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock of Capstone Turbine Corporation dated September 16, 2008 (c)
4.4	Rights Agreement, dated as of July 7, 2005, by and between Capstone Turbine Corporation and Mellon Investor Services LLC (b)
4.5	Amendment No. 1 to Rights Agreement, dated July 3, 2008, between Capstone Turbine Corporation and Mellon Investor Services LLC (d)
4.6	Amendment No. 2 to Rights Agreement, dated June 9, 2011, between Capstone Turbine Corporation and Mellon Investor Services, LLC (e)
5	Opinion of Waller Lansden Dortch & Davis, LLP
10.1	Form of Inducement Stock Option Agreement (f)
10.2	Form of Inducement Restricted Stock Unit Agreement (f)
23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm
23.2	Consent of Waller Lansden Dortch & Davis, LLP (included in Exhibit 5)

(a)                       Incorporated by reference to Capstone Turbine Corporation’s Registration Statement on Form S-1/A, dated June 21, 2000 (File No. 333-33024).

(b)                      Incorporated by reference to Capstone Turbine Corporation’s Current Report on Form 8-K filed on July 8, 2005 (File No. 001-15957).

(c)                      Incorporated by reference to Capstone Turbine Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009 (File No. 001-15957)

(d)                      Incorporated by reference to Capstone Turbine Corporation’s Current Report on Form 8-K filed on July 10, 2008 (File No. 001-15957).

(e)                       Incorporated by reference to Capstone Turbine Corporation’s Annual Report on Form 10-K for the year ended March 31, 2011 (File No. 001-15957).

(f)                         Incorporated by reference to Capstone Turbine Corporation’s Registration Statement on Form S-8 filed on June 17, 2009 (File No. 001-15957).

Item 9. Undertakings.

A.            The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.            The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions summarized in Item 6, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chatsworth, State of California, on April 6, 2012.

CAPSTONE TURBINE CORPORATION

By:	/s/ EDWARD I. REICH
Edward I. Reich
Executive Vice President, Chief Financial Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s / DARREN R. JAMISON	President, Chief Executive Officer and Director	April 6, 2012
Darren R. Jamison	(Principal Executive Officer)

	Executive Vice President, Chief	April 6, 2012
/s/ EDWARD I. REICH	Financial Officer and Secretary
Edward I. Reich	(Principal Financial Officer)

/s/ JAYME L. BROOKS	Chief Accounting Officer	April 6, 2012
Jayme L. Brooks	(Principal Accounting Officer)

/s/ GARY D. SIMON	Chairman of the Board of Directors	April 6, 2012
Gary D. Simon

/s/ RICHARD K. ATKINSON	Director	April 6, 2012
Richard K. Atkinson

/s/ JOHN V. JAGGERS	Director	April 6, 2012
John V. Jaggers

/s/ NOAM LOTAN	Director	April 6, 2012
Noam Lotan

/s/ GARY J. MAYO	Director	April 6, 2012
Gary J. Mayo

/s/ ELIOT G. PROTSCH	Director	April 6, 2012
Eliot G. Protsch

/s/ HOLLY A. VAN DEURSEN	Director	April 6, 2012
Holly A. Van Deursen

/s/ DARRELL J. WILK	Director	April 6, 2012
Darrell J. Wilk

EXHIBIT INDEX

Number	Exhibit
4.1	Specimen Stock Certificate (a)
4.2	Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock (b)
4.3	Certificate of Amendment of Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock of Capstone Turbine Corporation dated September 16, 2008 (c)
4.4	Rights Agreement, dated as of July 7, 2005, by and between Capstone Turbine Corporation and Mellon Investor Services LLC (b)
4.5	Amendment No. 1 to Rights Agreement, dated July 3, 2008, between Capstone Turbine Corporation and Mellon Investor Services LLC (d)
4.6	Amendment No. 2 to Rights Agreement, dated June 9, 2011, between Capstone Turbine Corporation and Mellon Investor Services, LLC (e)
5	Opinion of Waller Lansden Dortch & Davis, LLP
10.1	Form of Inducement Stock Option Agreement (f)
10.2	Form of Inducement Restricted Stock Unit Agreement (f)
23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm
23.2	Consent of Waller Lansden Dortch & Davis, LLP (included in Exhibit 5)

(a)                       Incorporated by reference to Capstone Turbine Corporation’s Registration Statement on Form S-1/A, dated June 21, 2000 (File No. 333-33024).

(b)                      Incorporated by reference to Capstone Turbine Corporation’s Current Report on Form 8-K filed on July 8, 2005 (File No. 001-15957).

(c)                       Incorporated by reference to Capstone Turbine Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009 (File No. 001-15957)

(d)                      Incorporated by reference to Capstone Turbine Corporation’s Current Report on Form 8-K filed on July 10, 2008 (File No. 001-15957).

(e)                       Incorporated by reference to Capstone Turbine Corporation’s Annual Report on Form 10-K for the year ended March 31, 2011 (File No. 001-15957).

(f)                         Incorporated by reference to Capstone Turbine Corporation’s Registration Statement on Form S-8 filed on June 17, 2009 (File No. 001-15957).